Exhibit 21.1

SUBSIDIARIES OF EVE HOLDING, INC.

Name of Subsidiary	Jurisdiction of Organization
EVE UAM, LLC	Delaware
EVE Soluções de Mobilidade Aérea Urbana Ltda.	Brazil